Exhibit 99.1 Press Release

May 10, 2001--Louisville, KY--Logistics Management Resources, Inc. (OTC:BB:
LMRI) today announced that its Board of Directors authorized a stock repurchase program and that the Company intends to acquire shares of its outstanding common stock. The announcement comes following approval from a financing source.

     Under this new program, the Company will commence repurchasing shares upon a filing with the U. S. Securities and Exchange Commission. The Company has received approval to acquire unencumbered shares in certificate form at up to $2.00 per share, and will require delivery of the actual hard form certificate to the Company. The Company also intends to complete and submit any customary filings as required by the appropriate regulatory agencies.

     "This authorization to repurchase shares is an expression of our confidence in LMRI's long-term strategic plan and underscores our commitment to our shareholders," notes Daniel L. Pixler, Chairman and Chief Executive Officer at LMRI.

     Logistics Management Resources Inc. (OTC:BB:LMRI), a holding company managing transportation related and employee leasing services, delivers on the needs of its clients through its "Total Logistics Management" philosophy. Total Logistics Management includes end-to-end coordination of a client's domestic and international trucking, load matching, consolidation and warehousing requirements through all stages from planning through execution and delivery. The Company is also implementing a "Selected Acquisition Strategy" whereby it plans to engage in a series of synergistic acquisitions in the field of
"Employee Lease Services". These services are heavily utilized in the transportation sector and will allow the Company's subsidiaries to better serve the overall needs of its clients. Logistics Management Resources Inc. is headquartered in Louisville, KY. More information is available at www.lmrg.net, or by contacting LMRI at +1.502.339.4000.

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Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such foreard-looking statements represent the management's opinion. Where management believes such representations to be true and accurate based on information available to the company at this time, actual results may differ materially from those described. In addition to the matters described in this press release, risk factors listed from time to time in the company's SEC reports and filings, including, but not limited to, its report on Form 10-QSB for the quarter ended Sept. 30, 2000 and its report on Form 10-KSB for the year ended Dec. 31, 1999, may affect the results achieved by the company.